EXHIBIT 99.1

PRESS RELEASE

GE Announces Combination of GECAS and AerCap

Deal marks GE’s transformation to a more focused, simpler, and stronger industrial company

•	GE to focus on its industrial core of Power, Renewable Energy, Aviation, and Healthcare
•	Combination will create an industry-leading aviation lessor with a broader offering and better ability to serve customers through industry cycles
•	Creates value for GE shareholders with consideration valued at more than $30 billion, including ~$24 billion in cash, a ~46% ownership stake in combined company, and $1 billion paid in AerCap notes and/or cash upon closing
•	GE plans to reduce debt by ~$30 billion after closing using transaction proceeds and existing cash sources, bringing its total debt reduction since the end of 2018 to more than $70 billion[1]

BOSTON, Mass.—March 10, 2021—GE (NYSE:GE) announced today an agreement to combine its GE Capital Aviation Services business (“GECAS”) with AerCap Holdings N.V. (“AerCap”).

GE Chairman and CEO H. Lawrence Culp, Jr. said, “Today marks GE’s transformation to a more focused, simpler, and stronger industrial company. Coupled with our continuing efforts to strengthen GE's performance, operations, and culture, this deal brings GE closer to our future—delivering value for the long term and leading the energy transition, precision health, and the future of flight.”

Culp continued, “AerCap is the right partner for our exceptional GECAS team. Bringing these complementary franchises together will deliver strategic and financial value for both companies and their stakeholders. We’re creating an industry-leading aviation lessor with expertise, scale and reach to better serve customers around the world, while GE gains both cash and a meaningful stake in the stronger combined company, with flexibility to monetize as the aviation industry recovers.”

Culp concluded, “This is the right time to further accelerate our transformation. This action will enable us to significantly de-risk GE and continue on our path to being a well-capitalized company. Building on our multi-year efforts to solidify our financial position, we expect to use the proceeds to further reduce debt for a total reduction of more than $70 billion since the end of 2018.”

AerCap CEO Aengus Kelly said, “We are excited about this opportunity to bring together two leaders in aviation leasing. AerCap and GECAS both have industry-leading teams, attractive portfolios, diversified customer bases, and order books of the most in-demand new technology assets. This combination will enhance our ability to provide innovative and attractive solutions for our customers and will strengthen our cash flows, earnings, and profitability. This business combination will also strengthen our longstanding partnership with GE Aviation, which we look forward to working with closely in the future.”

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1 Also includes $37 billion of debt and factoring reduction in 2019 and 2020, plus expected debt maturities in 2021.

The combined company will be one of aviation leasing’s leading franchises, bringing together complementary portfolios across aircraft, engines, and helicopters. Leveraging 100 years of experience in the market and a pool of expert talent and leadership, the combined company’s broader revenue base, customer diversification, and strong balance sheet will enhance its ability to invest for growth and serve customers through industry cycles.

The transaction simplifies GE and focuses it on its industrial core—Power, Renewable Energy, Aviation, and Healthcare—while significantly reducing GE Capital assets and generating proceeds to further de-risk and de-lever. For the first quarter of 2021, in connection with signing the transaction agreement, GE will record an approximate $3 billion non-cash charge and report GECAS as a discontinued operation. At closing, the remainder of GE Capital, including Energy Financial Services (EFS) and the company’s run-off insurance operations, will transition to GE Corporate. This means GE will report industrial-only financials and move from three-column to simpler one-column financial statement reporting.

After the deal closes, GE intends to use the transaction proceeds and its existing cash sources to reduce debt by approximately $30 billion, for an expected total reduction of more than $70 billion since the end of 2018. GE also expects to continue to execute significant additional debt reduction and increase earnings to reach its Industrial leverage target of less than 2.5x net debt to EBITDA over the next few years.

Key Terms

Under the terms of the transaction agreement, which has been approved by the boards of directors of both companies, GE will receive consideration valued at more than $30 billion, including approximately $24 billion in cash, 111.5 million ordinary shares equivalent to approximately 46 percent ownership of the combined company with a market value of approximately $6 billion as of March 9, 2021, and $1 billion paid in AerCap notes and/or cash upon closing.

GE will transfer $34 billion of GECAS’ net assets, including its engine leasing and Milestone helicopter leasing businesses, to AerCap. Current GECAS purchase obligations will transfer to AerCap, and GECAS’ more than 400 employees also will transfer to AerCap upon completion of the transaction.

Under a shareholders’ agreement between GE and AerCap, at closing GE will be entitled to nominate two directors to newly created seats on AerCap’s board. GE will be subject to a staged lock-up agreement allowing it to dispose a portion of its stake after nine months and the entirety of its stake after 15 months. GE also will be subject to a customary standstill and other provisions.

AerCap has secured $24 billion in committed financing from its banking group to support the closing of the transaction. The transaction is expected to close in 9-12 months, subject to AerCap shareholder approval, regulatory approvals, and other customary closing conditions.

Advisors

PJT Partners LP, Goldman Sachs, and Evercore acted as financial advisors, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, Clifford Chance LLP, and A&L Goodbody acted as legal advisors to GE on the transaction.

Conference Call and Webcast

GE will discuss the transaction during its 2021 Outlook investor conference call today starting at 8:00 a.m. ET, with the first 30 minutes dedicated to the transaction. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentations containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

Caution Concerning Forward Looking Statements:

This document contains “forward-looking statements”—that is, statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the shareholders of AerCap may not be obtained; (2) the risk that the proposed transaction may not be completed in the time frame expected by GE or AerCap, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transaction; (4) uncertainty of the expected financial performance of GE or AerCap following completion of the proposed transaction; (5) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction; (6) the occurrence of any event that could give rise to termination of the proposed transaction; (7) the risk that stockholder litigation in connection with the proposed transaction or other settlements or investigations may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability; (8) evolving legal, regulatory and tax regimes; (9) changes in general economic and/or industry specific conditions; (10) actions by third parties, including government agencies; and (11) other risk factors as detailed from time to time in GE’s and AerCap’s reports filed with the SEC, including GE’s and AerCap’s annual reports on Forms 10-K and 20-F, periodic quarterly reports on Form 10-Q, periodic current reports on Forms 8-K and 6-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

About GECAS

GE Capital Aviation Services (GECAS) – an aviation lessor and financier with over 50 years of experience. GECAS provides a wide range of assets including narrow- or widebody aircraft, regional jets, turboprops, freighters, engines, helicopters, financing and materials. GECAS offers a broad array of financing products and services on these assets including operating leases, sale-leasebacks, asset trading and servicing, and airframe parts management. GECAS owns, services or has on order more than 1,600 aircraft and serves approximately 205 customers in 73 countries from a network of 15 offices around the world.

GE Investor Contact

Steve Winoker, 617.443.3400

swinoker@ge.com

GE Media Contacts

Tara DiJulio, 202.213.6855

tara.dijulio@ge.com

Mary Kate Mullaney, 202.304.6514

marykate.nevin@ge.com